Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated February 7, 2023

Relating to Preliminary Prospectus Supplement dated February 6, 2023

Registration Statement No. 333-267173

BED BATH & BEYOND INC.

Series A Convertible Preferred Stock

Common Stock underlying such Series A Convertible Preferred Stock

Warrants to purchase Common Stock

Common Stock underlying such Warrants to purchase Common Stock

Warrants to purchase Series A Convertible Preferred Stock

Series A Convertible Preferred Stock underlying such Warrants to purchase Series A Convertible Preferred Stock

Common Stock underlying Series A Convertible Preferred Stock issuable upon such exercise of Warrants to purchase Series A Convertible Preferred Stock

PRICING TERM SHEET

This free writing prospectus of Bed Bath & Beyond Inc. (the “Company”) relates only to the offering of the securities listed above and described in, and should be read together with, the preliminary prospectus supplement, dated February 23, 2023 (the “Preliminary Prospectus Supplement”), which supplements the prospectus included in Company’s Registration Statement on Form S-3 (File No. 333-267173), as filed with the U.S. Securities and Exchange Commission (the “SEC”), before deciding to invest in the securities offered thereby. Terms used and not defined herein have the meanings assigned in the Preliminary Prospectus Supplement

The following information supplements the information contained in the Preliminary Prospectus Supplement.

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Pricing Terms

Preferred Shares: 23,685 shares of Series A Convertible Preferred Stock with a stated value of $10,000 per share, initially convertible into 99,822,986 shares of Common Stock upon conversion of the Series A Convertible Preferred Stock at an alternate conversion price of $2.3727 per Common Share.

Common Stock Warrants: 95,387,533 Common Stock Warrants to purchase up to an aggregate of 95,387,533 shares of common stock. The Common Stock Warrants are immediately exercisable at any time at the option of the holder for one share of Common Stock at an exercise price of $6.15 per share and will expire five years from the issuance date.

Preferred Stock Warrants: Prospective investors that purchase $75,000,000 or more of our Series A Convertible Preferred Stock and Common Stock Warrants will also receive a pro rata interest in 84,216 Preferred Stock Warrants to purchase up to 84,216 shares of Series A Convertible Preferred Stock. The Preferred Stock Warrants are immediately exercisable at any time at the option of the holder for a pro rata interest in the total Preferred Warrant Shares at an exercise price of $9,500 per share and will expire one year from the issuance date.

If the holder of a Common Stock Warrant also holds Preferred Stock Warrants, then the number of shares of Common Stock issuable upon the exercise of the Common Stock Warrant held by such holder shall automatically increase on each exercise date of the Preferred Stock Warrant, on a share by share basis, by 50% of the aggregate number of shares of Common Stock then issuable upon conversion of the Series A Convertible Preferred Stock issued to the holder in each exercise of the holder’s Preferred Stock Warrant at the Alternate Conversion Price (as defined below).

At the option of the holder of the Series A Convertible Preferred Stock, at any time and from time to time, the Series A Convertible Preferred Stock may be converted into Conversion Shares at a conversion price at the lower of (i) the applicable conversion price in effect on the applicable conversion date and (ii) the greater of (x) $0.7160 and (y) 92% of the lowest volume-weight average price of the Common Stock during the ten consecutive trading day period ending and including the trading day a conversion notice is delivered (the “Alternate Conversion Price”).

At any time on or after February 27, 2023, so long as (I) no Equity Conditions Failure (as defined in the Preferred Stock Warrants) then exists (unless waived in writing by the Holder), and (II) no Forced Exercise (as defined in the Preferred Stock Warrants) has occurred in the twenty (20) Trading Day period immediately prior to the applicable date of determination, the Company may require the holder to exercise the Preferred Stock Warrants into up to such aggregate number of fully paid, validly issued and non-assessable Preferred Shares equal to the Holder Pro Rata Amount (as defined in the Preferred Stock Warrants) of 84,216 PSW Shares (less any PSW Shares voluntarily exercised by the holder during such Forced Exercise Eligibility Measurement Period (as defined in the Preferred Stock Warrants) or at any time thereafter and prior to the applicable Forced Exercise Date (as defined in the Preferred Stock Warrants)), as designated in the applicable Forced Exercise Notice (as defined in the Preferred Stock Warrants) to be issued and delivered in accordance with the Preferred Stock Warrants.

Public Offering Price of $10,000 for one Preferred Share with Common Stock Warrants to purchase Common Stock in an amount equal to the sum of (i) 10% of the number of shares of Common Stock issuable upon conversion of our Series A Convertible Preferred Stock purchased in this Offering at the closing of this Offering (and if applicable, the shares of Common Stock issuable upon exercise of our Preferred Stock Warrants purchased in this Offering on the date of the closing of this Offering), and (ii) 50% of the aggregate number of shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock issued to such holder on the closing date of this Offering at the Alternate Conversion Price (as measured as of the date of pricing of this Offering) in each case, without regard to any limitations on conversion set forth in the Certificate of Amendment. If the holder of a Common Stock Warrant also holds Preferred Stock Warrants, then the number of shares of Common Stock issuable upon the exercise of the Common Stock Warrant held by such holder shall automatically increase on each exercise date of the Preferred Stock Warrant, on a share by share basis, by 50% of the aggregate number of share of Common Stock then issuable upon conversion of the Series A Convertible Preferred Stock issued to the holder in each exercise of the holder’s Preferred Stock Warrant at the Alternate Conversion Price. The amount of warrants receivable by each holder shall be determined on an aggregate basis based on the number of total preferred stock purchased.

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THE COMPANY HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE COMPANY HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE COMPANY AND THE OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV. ALTERNATIVELY, THE COMPANY OR THE UNDERWRITER IN THE OFFERING WILL ARRANGE TO SEND YOU A PROSPECTUS IF YOU REQUEST BY CONTACTING B. RILEY SECURITIES, INC., BY TELEPHONE AT (703)-312-9580 OR BY EMAIL AT PROSPECTUSES@BRILEYFIN.COM.

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